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                                                                    Exhibit 5



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                                          LAW OFFICES OF


                                  SAUL, EWING, REMICK & SAUL LLP

BALTIMORE, MARYLAND                     CENTRE SQUARE WEST                        NEW YORK, NEW YORK
BERWYN, PENNSYLVANIA              1500 MARKET STREET, 38th FLOOR                  PRINCETON, NEW JERSEY
HARRISBURG, PENNSYLVANIA            PHILADELPHIA, PA 19102-2186                   WILMINGTON, DELAWARE

                                          (215) 972-7777

                                       Fax:  (215) 972-7725
                                 Internet Email:  lawyers@saul.com
                               World Wide Web:  http://www.saul.com
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                                                               February 4, 2000

inTEST Corporation
2 Pin Oak Lane
Cherry Hill, NJ  08003

         Re:      inTEST Corporation
                  Registration Statement on Form S-1

Ladies and Gentlemen:

         We have acted as counsel to inTEST Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to 2,186,870 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which will be issued by the Company to the shareholders of Temptronic Corporation, a Massachusetts corporation ("Temptronic") in connection with the merger of Temptronic into a wholly-owned subsidiary of the Company (the "Merger") pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated January 4, 2000 among the Company , Temptronic, and a wholly-owned subsidiary of the Company (the "Merger Agreement").

         We have reviewed (a) the Registration Statement; (b) the Company's Certificate of Incorporation and Bylaws; (c) certain records of the Company's corporate proceedings as reflected in its minute and stock books; and (d) such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

         Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.



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         We are of the opinion that the shares of Common Stock to be issued by the Company to the shareholders of Temptronic as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

         The opinion expressed herein is solely for your benefit, and may be relied upon only by you.

                                        Very truly yours,

                                        /s/ Saul, Ewing, Remick & Saul LLP